VIAVI Announces $300 Million Common Stock Repurchase Program, Reconfirms Business Outlook and Announces Analyst Day Webcast 09/13/2022 CHANDLER, Ariz., Sept. 13, 2022 /PRNewswire/ -- (NASDAQ: VIAV) Viavi Solutions Inc. ("VIAVI") announced today that its Board of Directors has authorized a stock repurchase program of up to $300 million of VIAVI's common stock effective October 1, 2022 and will remain in effect until the amount authorized has been fully repurchased or until VIAVI suspends or terminates the program. This new program replaces the $200 million stock repurchase program that the Board previously authorized in September 2019 and which expires September 30, 2022. Under the new share repurchase program, the Company is authorized to repurchase shares through a variety of methods, including open market purchases, privately-negotiated transactions or otherwise in accordance with applicable federal securities laws, including through Rule 10b5-1 trading plans. The timing of repurchases under the new program will depend upon business and financial market conditions. Business Outlook For the first quarter of fiscal 2023 ending October 01, 2022, VIAVI is reconfirming its guidance revenue of $317 million to $331 million, non-GAAP operating margin between 20.7%-22.1%, and non-GAAP earnings per share to be in the range of $0.22 to $0.24. Analyst Day/Webcast VIAVI is hosting its Analyst Day event today at 9:00am EDT (6:00am PDT) in Boston, Massachusetts. The Analyst Day presentation will be made available on VIAVI’s website after the event and the live webcast and its archived replay can be viewed at www.viavisolutions.com/investors. This press release and the Analyst Day presentation are also being furnished in a Current Report on Form 8-K with the Securities and Exchange Commission, and will be available at www.sec.gov. About VIAVI Solutions VIAVI (NASDAQ: VIAV) is a global provider of network test, monitoring and assurance solutions for communications service providers, enterprises, network equipment manufacturers, original equipment manufacturers, government and avionics. We help these customers harness the power of instruments, automation, intelligence and virtualization. VIAVI is also a leader in light management solutions for the anti-counterfeiting, consumer electronics, industrial, government and automotive markets. Learn more about VIAVI at www.viavisolutions.com. Follow us on VIAVI Perspectives, LinkedIn, Twitter, YouTube and Facebook. Forward-Looking Statements This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements including statements about the amount and timing of repurchases under the Company’s share purchase program and the methods to execute such repurchases are based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions, or projections regarding future events or results, including, but not limited to, VIAVI’s ESG-related commitments, strategies, and initiatives; business plans and strategy; technology, products, and services; opportunities for growth; and stakeholder engagement efforts. These forward-looking statements involve risks and uncertainties that could cause actual results, levels of activity, performance, achievements, and events to differ materially from those stated, anticipated, or implied by such forward-looking statements. For more information on the risks and uncertainties associated with VIAVI please refer to the "Risk Factors" sections of VIAVI's filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form

10-Q. The forward-looking statements contained in this press release are made as of the date thereof and VIAVI assumes no obligation to update such statements. Contact Information Investors: Sagar Hebbar 408-404-4507 sagar.hebbar@viavisolutions.com Press: Amit Malhotra 202-341-8624 amit.malhotra@viavisolutions.com